HAUSER, INC.

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 30, 1997

The undersigned hereby constitutes, appoints and authorizes Dean P. Stull or David I. Rosenthal, true and lawful attorney and Proxy of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned to act for and vote as designated below, all of the undersigned's shares of the $.001 par value common stock of Hauser, Inc., a Colorado corporation, at the Annual Meeting of Shareholders to be held at The Raintree Plaza Conference Center, 1900 Ken Pratt Boulevard, Longmont, Colorado 80501, at 3:00 p.m. Mountain Time, on October 30, 1997 and at any and all adjournments thereof, for the following purposes:


1. To elect seven (7) Directors:

___ For all nominees listed below (except as marked to the contrary):

___  Withhold authority to vote for the nominees listed below:


Dean P. Stull, Randall J. Daughenbaugh, Stanley J. Cristol,
Bert M. Tolbert, William E. Coleman, Christopher W. Roser and
Robert F. Saydah.

(INSTRUCTION: To withhold authority to vote for any individual nominee, draw a line through or otherwise strike out his name. If authority to vote for the election of any nominee is not withheld, the execution of this Proxy shall be deemed to grant such authority.)


2. To consider and act upon a proposal to: a) amend and extend the term of the 1987 Non-Qualified Stock Option Plan and b) increase the number of shares of Common Stock available for reissue thereunder by 500,000 shares from 718,720 to 1,218,720.

___   FOR         ___   AGAINST      ___   ABSTAIN

3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

___   FOR         ___   AGAINST      ___   ABSTAIN

The undersigned hereby revokes any Proxies as to said shares heretofore given by the undersigned, and ratifies and confirms all that said attorneys and Proxies may lawfully do by virtue hereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

DATED:  ___________________________________________


Signature(s) of Shareholder(s)

Signature(s) of Shareholder(s)

Signature(s) should agree with the name(s) shown hereon.
Executors, administrators, trustees, guardians and attorneys should indicate their capacity when signing. Attorneys should submit powers of attorney.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HAUSER, INC. PLEASE SIGN AND RETURN THIS PROXY TO AMERICAN SECURITIES TRANSFER & TRUST, INCORPORATED, 938 QUAIL STREET, SUITE 101, LAKEWOOD, CO 80215. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

HAUSER, INC.
5555 Airport Boulevard
Boulder, CO 80301


PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 30, 1997
SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hauser, Inc., a Colorado corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at 3:00 p.m. Mountain Time, on October 30, 1997 at the Raintree Plaza Conference Center, 1900 Ken Pratt Boulevard, Longmont, Colorado 80501 and at any and all adjournments of such meeting.

If the enclosed Proxy Card is properly executed and returned in time to be voted at the meeting, the shares of Common Stock represented will be voted in accordance with the instructions contained therein. Executed proxies that contain no instructions will be voted for each of the nominees for director indicated herein and for the proposal to amend and extend the Company's 1987 Non-Qualified Stock Option Plan (the "Stock Option Plan Proposal"). It is anticipated that this Proxy Statement and the accompanying Proxy Card and Proxy Notice will be mailed to the Company's shareholders on or about September 30, 1997.

Shareholders who execute proxies for the Annual Meeting may revoke their proxies at any time prior to their exercise by delivering written notice of revocation to the Company, by delivering a duly executed Proxy Card bearing a later date, or by attending the meeting and voting in person.

The costs of the meeting, including the costs of preparing and mailing the Proxy Statement, Proxy Notice and Proxy Card, will be borne by the Company. The Company may, in addition, use the services of its directors, officers and employees to solicit proxies, personally or by telephone, but at no additional salary or compensation. The Company will also request banks, brokers, and others who hold shares of Common Stock of the Company in nominee names to distribute annual reports and proxy soliciting materials to beneficial owners, and will reimburse such banks and brokers for reasonable out-of-pocket expenses which they may incur in so doing.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Only shareholders of record at the close of business on September 15, 1997, will be entitled to vote at the Annual Meeting. Each issued share of Common Stock entitles its record owner to one vote on each matter to be voted upon at the meeting. As of July 31, 1997, there were 10,623,021 shares of the Company's $0.001 par value Common Stock outstanding. The Company has authorized 800,000 shares of Preferred Stock, $1.00 par value, none of which were outstanding as of the record date. The presence in person or by proxy of the holders of forty percent (40%) of the total issued and outstanding shares of Common Stock of the Company which are entitled to be voted at the Annual Meeting is necessary in order to constitute a quorum for the meeting. If a quorum is present, directors will be elected by a plurality of the votes present in person or by proxy. APPROVAL OF PROPOSAL 2, THE STOCK OPTION PLAN PROPOSAL, REQUIRES AN AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE QUORUM. The aggregate number of votes cast by all shareholders present in person or by proxy will be used to determine whether a proposal will carry. Thus, in the case of the election of directors, an abstention from voting has no effect on the item on which the shareholder abstained from voting. However, an abstention will, pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), be counted as a "No" vote on the Stock Option Plan Proposal. In addition, although broker "non-votes" will be counted for purposes of attaining a quorum, they will be considered "No" votes for purposes of the Stock Option Plan Proposal.

ELECTION OF DIRECTORS
(Proxy Item #1)

The Company's Board of Directors has nominated the seven persons listed below for election as directors for the ensuing year, each to hold office until the 1998 Annual Meeting of Shareholders and until their successors are duly elected and qualified, or until their death, resignation or removal. Each of the nominees is a member of the present Board of Directors of the Company and has served in that capacity since originally elected. A shareholder using the enclosed proxy form can vote for all or any of the nominees of the Board of Directors or such shareholder may withhold his or her vote from all or any of such nominees. If the proxy card is properly executed but not marked, it will be voted for all of the nominees. Each of the nominees has agreed to serve as a director if elected; however, should any nominee become unable or unwilling to accept nomination or election, the persons named in the proxy will exercise his voting power in favor of such other person or persons as the Board of Directors of the Company may recommend. There are no family relationships among these nominees. The following table sets forth the directors of the Company, their ages as of April 30, 1997, all positions and offices held with the Company and the period from which served:

                                        All Positions and Offices       First Elected
Name                              Age   Held with the Company           As a Director
Dean P. Stull, Ph.D.              47    Chairman, Chief Executive       1983
                                        Officer, President and Director

Randall J. Daughenbaugh, Ph.D.    49    Chief Technical Officer         1983
                                        and Director

William E. Coleman, Ph.D.<F1><F3> 63    Director                        1988

Stanley J. Cristol, Ph.D.<F1>     81    Director                        1983

Christopher W. Roser<F1><F3>      39    Director                        1990

Robert F. Saydah<F1><F2><F3>      70    Director                        1994

Bert M. Tolbert, Ph.D.<F1>        76    Director                        1983
___________________________________________

<F1>   Member of Compensation Committee.
<F2>   Member of Audit Committee.
<F3>   Member of Nominating Committee.

The principal occupation and business experience of each Director is set forth below:

Dean P. Stull, Ph.D. is one of the founders of the Company. He has been a Director, Chairman of the Board of Directors and Chief Executive Officer since November 1983 and President since May 1995. He is a Director of the Boulder Chamber of Commerce and a founder and past board member of the Boulder Valley Rotary Club and Foundation. Dr. Stull has been a member of the Colorado Institute for Research in Biotechnology. In 1992, Dr. Stull and Dr. Daughenbaugh received the Entrepreneur of the Year award for the Rocky Mountain Region and the national Emerging Entrepreneur of the Year award from Inc. Magazine, Ernst & Young, and Merrill Lynch. Dr. Stull received a Bachelor of Science Degree in Chemistry from Colorado State University in 1972, and a Master of Science and Ph.D. in Physical Organic Chemistry from the University of Colorado, Boulder, in 1974 and 1976, respectively.

Randall J. Daughenbaugh, Ph.D. is one of the founders of the Company. He has been a Director of the Company since November 1983, and served as President until November 1992, when he became Executive Vice President and Chief Technical Officer. Prior to forming the Company, Dr. Daughenbaugh served as Research Chemist for Chemical Exchange Industries, Inc. from November 1980 to August 1983 and Research Director from August 1983 to October 1983. Dr. Daughenbaugh received a Bachelor of Science Degree from South Dakota School of Mines and Technology in 1970 and a Ph.D. in Physical Organic Chemistry from the University of Colorado in 1975.

William E. Coleman, Ph.D. has served as a Director of the Company since February 1988. Dr. Coleman served as President of Colorado Venture Management, Inc., Boulder, Colorado, an investment and project management firm from 1980 to 1990 and as Chairman since 1990. He also serves as President of Cogen Technology, Inc., a privately held company developing cogeneration projects; Chairman of Econalytic Systems, Inc., a privately held company which markets fuel additive products; Director of B.I., Inc., a publicly-held company which designs, manufactures, markets and supports electronic monitoring systems; Chairman of Colorado Greenhouse, LLC, a privately held company producing and marketing hydroponically grown produce on a national scale; and Director of Telemark Industries, Inc., a privately-held company that manufactures and sells a photoprinter for color digital photography and short-run printing applications. Dr. Coleman received a Bachelor of Science Degree in Chemistry from the University of Illinois in 1956, and a Ph.D. in Organic Chemistry from the University of California, Berkeley in 1960.

Stanley J. Cristol, Ph.D. is one of the founders of the Company and has been a Director of the Company since November 1983. Dr. Cristol has been on the faculty of the University of Colorado since 1946 and was appointed the Joseph Sewall Distinguished Professor of Chemistry in 1979. Dr. Cristol has held the administrative positions of Chairman of the Department of Chemistry, Acting Dean of the Graduate School and Acting Associate Vice Chancellor for Graduate Affairs at the University of Colorado. Dr. Cristol has acted as consultant to many large U.S. government and industrial organizations and companies. Dr. Cristol received a Bachelor of Science Degree in Chemistry from Northwestern University in 1937, and Master of Arts and Ph.D. Degrees in Organic Chemistry from the University of California at Los Angeles in 1939 and 1943, respectively.

Christopher W. Roser has served as a Director of the Company since December 1990. Mr. Roser is a general partner of The Roser Partnership, Ltd., and The Roser Partnership II, Ltd., privately held venture capital funds, and is a Director on the Board of Directors of North America Technology Group, Inc., a public company, and various privately-held companies. From 1984 to 1987, Mr. Roser was employed as a technology research analyst and an associate in corporate finance for Ladenburg Thalmann & Co., Inc., an investment banking firm. Mr. Roser received a Bachelor of Arts Degree in Economics from the University of Colorado in 1981 and an M.B.A. in Finance from New York University Graduate School of Business Administration in 1985.

Robert F. Saydah has served as a Director of the Company since January 1994. Mr. Saydah has been Managing Partner and a Director of Heidrick & Struggles, a privately-held international executive search consulting firm since May 1992. Before joining Heidrick & Struggles in 1988, Mr. Saydah worked for the Lederle Laboratories Division of American Cyanamid Company for 39 years, where he held general management positions, including responsibility for strategic planning and marketing and sales, culminating as Vice President in charge of branded pharmaceuticals, generic, and consumer health products businesses in the United States. He also had operational responsibility for pharmaceutical divisions in Latin America and Europe. Mr. Saydah received a Bachelor of Arts Degree in Biology from Lehigh University in 1948, and a Master of Science Degree in Bacteriology from Lehigh University in 1949.

Bert M. Tolbert, Ph.D. is one of the founders of the Company and has been a Director of the Company since November 1983. Dr. Tolbert serves as managing partner of a ranching complex in Idaho. He has served as an expert witness in pharmaceutical litigation and as a consultant in many areas, but especially in the vitamin, nutrition and metabolism fields. He has served as Project Manager in Biology and Medicine for the Department of Energy. From 1945 to 1957, he served as Associate Director of the Bio-Organic Group of the Lawrence Radiation Laboratory. From 1957 to 1989, Dr. Tolbert served as Professor, Department of Chemistry and Biochemistry at the University of Colorado at Boulder. Dr. Tolbert received a Bachelor of Science (cum laude) Degree from the University of California at Berkeley in 1942 and a Ph.D. in Physical-Organic Chemistry from the University of California at Berkeley in 1945.


Compensation Committee Interlocks and Insider Participation

Directors Coleman, Cristol, Saydah and Tolbert comprise the
Company's Compensation Committee. All are nonemployee directors. None of the members of the Compensation Committee have ever been officers of the Company.

Director Compensation

During fiscal 1997, the Company's non-employee directors were granted options to purchase a total of 19,350 shares of Common Stock for services rendered to the Company at an average price of $6.49 per share (100% of fair market value on the date of grant). Directors receive an option to purchase 300 shares for Board service and options to purchase 150 shares for attendance at each meeting of the Board or each committee thereof. The options are exercisable for a five-year period.

In May 1992, the Board of Directors approved a two-step plan to compensate outside Directors. The plan includes options for Board and committee service as discussed above, and an annual cash payment of $10,000 per outside Director plus an annual payment of $2,500 for a committee chairman. During fiscal 1997, the Company's six outside directors received cash compensation of approximately $71,400 in the aggregate pursuant to this plan, including reimbursement of travel expenses.

During the fiscal year ended April 30, 1997, the Company's Board of Directors held 11 meetings. The Compensation Committee, consisting of directors Coleman, Cristol, Saydah and Tolbert, held 8 meetings during the fiscal year. The primary function of the Compensation Committee is to recommend raises and bonuses, if any, for the Company's officers and to grant stock option awards to Company employees. The Audit Committee consisting of Directors Roser and Saydah held 7 meetings during the fiscal year. The function of the Audit Committee is to oversee management's internal audit controls, review periodic filings with the Securities and Exchange Commission, and review any transactions between the Company and its officers, directors or affiliated entities. The Nominating Committee consisting of Directors Saydah, Coleman and Roser held 5 meetings during the fiscal year. The function of the Nominating Committee is to investigate succession planning for the Company's executives and review nominations to the Board of Directors. The Nominating Committee will consider shareholder recommendations for nominations to the Board of Directors if presented in writing at least 90 days prior to the end of the Company's fiscal year.

Compliance With Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended April 30, 1997 and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended April 30, 1997, to the best of the Company's knowledge, the Company's directors, officers and holders of more than 10% of its Common Stock complied with all
Section 16(a) filing requirements.

Stock Option Plan Proposal
(Proxy Item #2)

Vote Required: Board Recommendation

The affirmative vote of a majority of the quorum is required for approval of the Stock Option Plan Proposal. The Board of Directors has unanimously approved the Stock Option Plan Proposal and unanimously recommends that you vote for the Stock Option Plan Proposal. Proxies solicited by the Board of Directors will be voted for the Stock Option Plan Proposal unless a vote against the Proposal or abstention is specifically indicated.

On August 27, 1997, the Compensation Committee of the Board of Directors (the "Committee") amended and extended, subject to shareholder approval, the Hauser, Inc. 1987 Non-Qualified Stock Option Plan (the "Plan). The Board of Directors and shareholders of the Company adopted the Plan on November 12, 1987. The number of shares of Common Stock available for issuance under the Plan was increased by 500,000 shares to 1,218,720 from 718,720 shares of Common Stock subject to adjustment for dividend, stock split or other relevant changes in the Company's capitalization and the term was extended ten years. In addition, certain changes were made to comply with Rule 16b promulgated by the SEC. Without approval of this amendment, as of July 31, 1997, there were 33,476 shares available for issuance under the Plan. The Plan, as proposed to be amended, is set forth as Exhibit A to this Proxy Statement.

The purpose of the Plan is to promote the interests of the Company and its shareholders by helping the Company and its subsidiaries attract, retain and motivate key employees, outside directors, consultants, and independent contractors, including officers and directors who are employees of, or consultants to, the Company or any of its subsidiaries and non-employee directors of the Company.

As of July 31, 1997, options to purchase an aggregate of 685,244 shares of Common Stock (net of options canceled) had been granted pursuant to the Plan and 520,573 options were exercised. In addition to options outstanding under the Plan, as of July 31, 1997, options to purchase an aggregate of 364,831 shares of Common Stock (net of options canceled) had been granted pursuant to the 1992 Incentive Stock Option Plan, and 29,817 options were exercised. The fair market value of all 1,050,075 shares of Common Stock subject to outstanding options under the Plan and the 1992 Plan was $6,694,228 (based upon the last sale of $6.375 per share on such date as reported on the NASDAQ National Market System).

The amendment to the Plan will be approved if the number of votes cast favoring the action exceed the number of votes cast opposing the action. Unless otherwise specified, proxies solicited by the Board of Directors will be voted FOR the adoption of the amendment to increase the number of shares reserved by 500,000 for issuance thereunder. The following summary of the Plan, as amended, is qualified in its entirety by reference to the Plan included herewith, as Exhibit A.

Summary of the Plan

Administration. The Compensation Committee of the Board of Directors is responsible for administering the Plan. The Committee has full authority, subject to the terms of the Plan, to make all determinations under the Plan. The committee is comprised of two or more directors, each of whom is a "non-employee director" as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The Company will indemnify each member of the Committee for actions taken under the Plan.


Eligibility. Employees of the Company and its subsidiaries, including officers and directors who are employees of the Company or any subsidiary of the Company, will be eligible to receive non-statutory stock options under the Plan. As of April 30, 1997, the Company had approximately 314 regular full-time employees. Members of the Company's Board of Directors who are not employees of the Company or any of its subsidiaries will be eligible to receive non-statutory stock options under the Plan. There are currently five (5) non-employee directors of the Company. The benefits or amounts that will be received by, or allocated to, eligible to receive options under the Plan are not determinable. The non-employee directors are compensated by a formula plan. See "Director Compensation".

Exercise Price and Term. The Plan provides that the exercise price under each non-statutory stock option shall be no less than 100% of the fair market value of the Common Stock on the day the option is granted. The exercise price of an option is to be paid in cash or in such other consideration as the Committee deems acceptable, including the optionee's promissory note. The Committee may also permit a participant to surrender previously owned shares to the Company, the fair market value of which would be applied to the option exercise price. The duration of each option will be as specified by the Committee but will not exceed ten (10) years from the date of grant. The Committee, at its discretion, may establish a vesting schedule for any option granted under the Plan.

Non-Transferability. All options granted under the Plan may be exercised during the optionee's lifetime only by the optionee and are non-transferable except by will or the laws of descent and distribution. Notwithstanding the above, the Committee may, at its discretion, permit the transfer of a non-statutory option.

Effect of Termination of Services. If an optionee's employment is terminated because of the optionee's death or for a reason other than disability or death, exercisable options held by the optionee may be exercised no later than three (3) months following the optionee's termination. If the optionee is an employee of the Company or a subsidiary of the Company and the termination is due to the optionee's death or permanent and total disability, exercisable options held by the optionee may be exercised for a period of twelve (12) months following the termination. In each case, the options may be exercised only to the extent exercisable on the date of termination of employment.

Stock Dividends and Stock Splits. The number, kind and price of the shares subject to each outstanding option will be proportionately and appropriately adjusted in the event of any stock dividend, stock split, re-capitalization, re-classification, or other similar change in the Company's outstanding securities. The number of the shares of Common Stock of the Company reserved for issuance pursuant to options granted under the Plan will be adjusted by the Board of Directors for any such changes.

Term of Plan: Amendment. The Plan will terminate on August 27, 2007, ten (10) years from the date the amended Plan was adopted by the Committee, or, if earlier, upon the purchase of all Common Stock subject to the amended Plan pursuant to the exercise of options granted under the amended Plan. Any options outstanding after the termination of the Plan will remain in effect in accordance with their terms. The Committee may terminate or amend the Plan, except that the Committee may not, without shareholder approval, increase the number of shares of Common Stock as to which options may be granted, materially increase the benefits accruing to participants or materially modify the eligibility requirements. While the benefits to be awarded to executive officers and employees are not yet determined, the following table sets forth the options granted to non-employee directors for the fiscal year ended April 30, 1997 as an example of Directors' options to be paid in the future.

NEW PLAN BENEFITS

Plan Name
Name and Position                  Dollar Value        Number of Units

Non-Executive Director Group       $126,318            19,350<F1> options

<F1> the options were granted at fair market value

Federal Income Tax Consequences.

An optionee generally will not realize taxable income upon the grant of a non-statutory stock option. When an optionee exercises a non-statutory stock option, the optionee will realize taxable ordinary income at that time equal to the difference between the option price and the fair market value of the stock on the date of the exercise.

An optionee will generally have a basis in stock acquired through the exercise of a non-statutory stock option under the Plan equal to the fair market value of the stock on the date of the exercise. If the optionee subsequently sells the stock, the gain which is the difference between the sale price and the basis will be taxed as capital gain.

Any ordinary income realized by an optionee upon exercise of a non-statutory stock option will be allowable to the Company as a deduction at the time it is realized by the optionee.

Participants in the Plan should consult their own tax advisors to determine the specific tax consequences of the Plan for them.

Vote Required: Board Recommendation

The affirmative vote of a majority of the quorum is required for approval of the Stock Option Plan Proposal. The Board of Directors has unanimously approved the Stock Option Plan Proposal and unanimously recommends that you vote for the Stock Option Plan Proposal. Proxies solicited by the Board of Directors will be voted for the Stock Option Plan Proposal unless a vote against the Proposal or abstention is specifically indicated.

EXECUTIVE OFFICERS

The following sets forth the names of the executive officers of the Company not named previously, their respective positions with the Company and business experience and background.

Martin C. Wehr joined the Company in January 1997 as an Executive Vice President, and was named Chief Operating Officer of the Company in June 1997. Prior to joining the Company, Mr. Wehr served as Vice President of Marketing and Sales for Guernsey Bel, Inc., a premier food ingredient supplier to the Frozen Dessert, Confectionary and Baking industries, from November 1994 to December 1996. From January 1992 to October 1994, Mr. Wehr was Managing Director, Professional Products Division, for Dreyer's and Edy's Grand Ice Cream, a leading ice cream company with $800 million in sales. Prior to 1992, Mr. Wehr served as an Executive Officer for Heublein, Inc., Minibar America, Inc., and Cruvinet, Inc. where he was involved in sales and marketing, strategic planning, management of operations and acquisitions. Mr. Wehr is a member of the Corporation Board, Culinary Institute of America. Mr. Wehr received a Bachelor of Science Degree in Marketing from the University of San Francisco in 1970.

David I. Rosenthal was named Chief Financial Officer and Treasurer of the Company in May 1996. He also serves as Corporate Treasurer for the Company's wholly-owned subsidiary, Shuster Laboratories, Inc. From the time of his employment at the Company in June 1994 until April 1996, Mr. Rosenthal served as the Company's Corporate Controller. Mr. Rosenthal has over fifteen years experience in senior level financial positions in both private and public high technology companies, including Tandem Computers, Inc., and Octel Communications Corporation, and three years employment at Arthur Andersen & Company. Mr. Rosenthal earned his Bachelor of Sciences Degree in Business Administration from the University of California at Berkeley in 1976 and his M.B.A. in Finance from California State University in 1977.

Patricia A. Roberts is Corporate Secretary for the Company. She has been employed by Hauser since its inception and is currently serving as Manager of Corporate Affairs and Secretary to the Board of Directors. She also serves as Corporate Secretary for the Company's wholly-owned subsidiary, Shuster Laboratories, Inc. Ms. Roberts attended the University of Colorado at Boulder.

Philip H. Katz has served as President of Shuster Laboratories, Inc., where he is responsible for the day-to-day operations of the subsidiary, development of strategic business plans, client service initiatives and coordination of services with the Company's Technical Services division. Prior to joining Shuster in 1973, Mr. Katz held the position of Plant Manager for Brilliant Seafood, after serving as the company's Quality Control Manager. Previously, he worked in the Best Foods division of CPC International, handling new product conceptualization and development through plant start-up. Mr. Katz received his Bachelor of Science degree in Food Science and Food Technology from the University of Massachusetts in 1964.

Eugene W. Damon is Senior Vice President of Shuster Laboratories, Inc., where he is responsible for the development and growth of Shuster's business groups, which include foods, pharmaceuticals, consumer goods, chemical specialties and retail. Mr. Damon joined Shuster in July 1966. Mr. Damon is a member of the Private Label Manufacturers Association, Council for Responsible Nutrition, National Association of Chain Drug Stores, Chemical Specialties Manufacturers Association and Regulatory Affairs Professional Society. Mr. Damon receive a Bachelor of Science degree in Chemistry and Biology from St. Anselm's College in 1964.

Kenneth P. Gordon is Senior Vice President of Shuster Laboratories, Inc., where he manages Shuster's manufacturing and distribution accounts; handles technical consultations, product composition analyses and product quality attributes; oversees Shuster's planning, research and development functions; and serves as a regulatory liaison on behalf of clients. Prior to joining Shuster in l967, Mr. Gordon was a food technologist for General Foods and earlier was a food technologist with the Nestle Company. Mr. Gordon is a member of the Institute of Food Technologists. Mr. Gordon received his Bachelor of Science degree in Food Technology and his Master of Science in Food Technology from the University of Massachusetts at Amherst in 1963 and 1966, respectively.

The following table sets forth as of April 30, 1997, the number of shares of the Company's Common Stock owned by any person who is known by the Company to be the beneficial owner of more than 5% of the Company's voting securities, by all individual Directors, by all Named Executive Officers and by all Officers and Directors as a group:

                                                                        Amount and Nature
                                                          Title of      of Beneficial       Percent
Name                                                      Class         Ownership<F1><F2>   of Class
Directors:
Dean P. Stull<F2>                                         Common        298,339             2.8%
Randall J. Daughenbaugh<F2>                               Common        162,692             1.6%
William E. Coleman<F3>                                    Common        40,355              *
Stanley J. Cristol<F4>                                    Common        115,393             1.1%
Bert M. Tolbert<F5>                                       Common        98,177              *
Christopher W. Roser<F6>                                  Common        73,920              *
Robert F. Saydah<F7>                                      Common        19,900              *

Named Executive Officers:
Philip H. Katz<F8>                                        Common        1,350               *
Kenneth P. Gordon<F8>                                     Common        350                 *
Eugene W. Damon<F8>                                       Common        350                 *

All Officers and Directors as a Group: (14 persons)<F1>   Common        853,648             8.0%

5% Shareholders:
Fidelity Management & Research Company<F9>                Common        979,200             9.23%
T. Rowe Price Associates, Inc.<F10>                       Common        1,055,000           9.9%

*   Less than one percent.

<F1>   Includes the following number of shares which could be acquired within 60 days through the exercise of stock options: Dr. Stull, 89,653 shares; Dr. Daughenbaugh, 53,934 shares; Dr. Cristol, 14,400 shares; Mr. Saydah, 14,400 shares; Dr. Tolbert, 15,000 shares; and all directors and officers as a group,
233,598 shares.
<F2>   Their business address is 5555 Airport Boulevard, Boulder, CO 80301.
<F3>   Includes 14,359 shares owned by Dr. Coleman directly, 1 share owned by CVM Equity Fund II, Ltd., of which Dr. Coleman is a general partner; 4,695 shares owned by Colorado Venture Management, Inc., of which Dr. Coleman is Chairman; and shares which could be acquired within 60 days through the exercise of options to purchase 21,300 shares held by CVM, Inc.
<F4>   Dr. Cristol's address is University of Colorado, Department of Chemistry and Biochemistry, Campus
Box 215, Boulder, CO 80309.
<F5>   Dr. Tolbert's address is 444 Kalmia Avenue, Boulder, CO 80304.
<F6>   Includes 57,120 shares owned by Mr. Roser directly, 1,050 shares owned by Roser Partnership and shares which could be acquired within 60 days through the exercise of options to purchase 15,750 shares,
3,900 of which are held by Roser Partnership.
<F7>   Mr. Saydah's address is Heidrick & Struggles, Four Embarcadero Center, Suite 3570, San Francisco,
CA 94111.
<F8>   The business address for Messrs. Katz, Gordon and Damon is Shuster Laboratories, Inc., Quincy
Research Park, 5 Hayward St., Quincy, MA 02171.
<F9>   The business address for Fidelity Management & Research Company is 82 Devonshire Street, Boston,
MA  02109.
<F10>   The business address for T. Rowe Price Associates, Inc., is 100 E. Pratt Street, Baltimore, MD
21202.

Arrangements Affecting Control of the Company

As of April 30, 1997, the Officers and Directors of the
Company beneficially owned 853,648 shares of Common Stock
(approximately 8%) of the Company's Common Stock (assuming exercise of all warrants and options deemed to be beneficially owned by these persons).

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON COMPENSATION OF EXECUTIVE
OFFICERS OF THE COMPANY

The Compensation Committee of the Board of Directors and the Company's Chief Executive Officer have furnished the following joint report on executive compensation. The specific responsibility of the Chief Executive Officer to furnish information to the Compensation Committee has been outlined below. During fiscal 1997, the Compensation Committee set the salaries and bonus compensation for the Chief Executive Officer, three Vice Presidents, the Chief Financial Officer and the Corporate Secretary. The salaries and bonus plans for three Named Executives, Messrs. Katz, Damon and Gordon are set by contracts which the Company assumed as a result of the acquisition of Shuster Laboratories, Inc., in July 1995. See "Certain Transactions".

Executive Officer Compensation

The Committee has responsibility for making recommendations for compensation and compensation policy. In carrying out this responsibility, the Committee's first objective is to provide a strong and direct link among shareholder value, Company performance and executive compensation. The second objective is to structure compensation programs that will promote long-term stable growth and development within the Company. The Committee believes that corporate development at Hauser, an innovative technology company, is dependent on its ability to attract and retain high quality people and operates to ensure that goal. The Chief Executive Officer's responsibility is to evaluate for the Compensation Committee the individual performance of the executive officers, other than himself, and their contribution to the Company's business goals and objectives. He is also asked to report on the performance reviews of these officers to the Compensation Committee and make suggestions of the percentage of discretionary cash and discretionary stock bonuses to be awarded.

The Company's compensation program for executive officers consists of three key elements: base salary, short term discretionary bonuses and profit sharing and long term discretionary incentive and annual stock option awards. The Committee believes that this approach serves the interests of shareholders by ensuring that executive officers are compensated in a manner that advances both the short- and long-term interests of the shareholders. Thus, compensation for the Company's executive officers involves a high proportion of pay which is at risk, a variable bonus based on individual performance, and stock options, which directly relate a portion of the officer's compensation to the long-term stock price appreciation realized by the Company's shareholders. To further these objectives, the Committee regularly meets to evaluate the Company's compensation and benefits programs. The executive officers also participate in a 401(k) retirement plan and a medical insurance plan with other employees.

Base Salary. The Compensation Committee's policy is to provide compensation for executive officers competitive within the Denver/Boulder metropolitan area while giving consideration to national compensation paid by technology companies. Salaries paid to the Company's executive officers are based upon an assessment of the nature of the position, and the contribution, experience and Company tenure of the executive officer and salary survey results. The Committee also considers the recommendations for pay treatment and performance reviews submitted by the Chief Executive Officer as well as giving consideration to the needs of the Company for product line expansion. In evaluating the performance of the executive officers other than himself, the Chief Executive Officer measured individual leadership skills, business development skills, management skills, external relations and communication skills. The executive officers' individual contribution to corporate financial results for the fiscal year, including revenue growth and changes in net income and earnings per share, were also evaluated. In addition, extraordinary management and supervisory responsibilities assumed during the fiscal year were taken into consideration.

During fiscal 1993, base salaries were adjusted based upon Wyatt Data Service's national survey of executive salaries in Chemical Group Services companies with less than $200 million in sales and a Company survey of local high technology companies in the Boulder-Denver area with less than $100 million in sales which are most likely to compete with the Company for the services of its executive officers. At that time, the Company's executive base salaries were adjusted to the 10th to 20th percentile of the salaries represented by the Wyatt Data Service's survey. During fiscal 1994, the Committee reviewed the base salaries of the Chief Executive Officer, President, Executive Vice President, Secretary and Treasurer and made no adjustments. During fiscal 1995, the base salaries of the Chief Executive Officer, President, Executive Vice President, Senior Vice President, Vice President, and Treasurer were adjusted down by ten percent (10%), and the Secretary by five percent (5%) because of financial exigencies within the Company and were not based on inadequate performance. During fiscal 1996 about half of this decrease was restored. During fiscal 1997, the Compensation Committee increased the salary of the Chief Financial Officer to market levels in two parts, effective May 1, 1996 and May 1, 1997, and increased the salary of the Corporate Secretary who assumed additional responsibilities as Pension Plan Administrator. No changes in base salaries are planned for the first half of fiscal 1998. At the end of the second quarter, financial progress of the Company will be reviewed for possible salary increases or bonuses.

During fiscal 1996, the Compensation Committee developed a series of specific goal oriented compensation awards for fiscal 1997. Fiscal 1997 awards for these executives were based on achieving budgeted sales goals which were not met. During fiscal 1997, the Compensation Committee developed a series of specific goal oriented compensation awards for the named executives for fiscal 1998. On June 23, 1997 the Committee approved the plan for these executives for fiscal 1998. Fiscal 1998 awards for these executives are based on achieving budgeted operating income goals. The Committee expects that for fiscal 1998 and future years, award goals for these executives will be directed toward a combination of operating income goals for the Company as a whole and specific divisions. In addition, base compensation and appropriate increases for these executives will be restored to more competitive levels, as the Company returns to a profitable status.

Discretionary Cash Bonuses Paid in Fiscal 1997. After reviewing the Company's annual report and audited financial statements for the fiscal year ended April 30, 1997, the Compensation Committee awarded no cash bonuses for fiscal
1997, because budgeted operating income goals were not met.

The Compensation Committee conducts an annual performance review of the Company's executive officers. To satisfy this objective, the Compensation Committee instructs the Chief Executive Officer to complete performance evaluations for each of the executive officers. The Chief Executive Officer's evaluation is an informal oral report to the Compensation Committee along with informal suggestions of the percentage stock and cash bonuses to be awarded. There were no individual bonuses awarded to named executives during fiscal 1997. In evaluating the performance of the executive officers other than himself, the Chief Executive Officer measures leadership, strategic planning, financial results, business development, management skills, external relations and communication skills. The Compensation Committee does not adopt the suggestions of the Chief Executive Officer but rather adjusts those suggestions to fit the parameters of their overall knowledge and experience with the executive officers. The Compensation Committee evaluates these performance reviews. Factors, other than the report of the Chief Executive Officer, reviewed by the Compensation Committee include increased management or supervisory responsibilities and the direct impact of the departments supervised by those executive officers on the net sales, operating income and earnings per share of the Company.

Stock Options. It is the Compensation Committee's policy that a significant portion of the total compensation package for its executive officers will be derived from stock options and other forms of compensation that are directly related to the performance of the Company and the value of shareholder investments. This motivation is extended to all employees and the Board of Directors through the Company's Non-Qualified Stock Option Plan approved by shareholders in 1987 and the 1992 Incentive Stock Option Plan approved by shareholders in 1992. In addition, a system of stock option awards for patentees has been developed for technical achievement.

During any fiscal year, the named executive officers of the Company may receive the following types of stock option awards: 1) incentive stock options awarded by the Compensation Committee for technical achievement, usually related to the filing and/or award of a patent invented by the individual; 2) incentive stock options or non-qualified stock options awarded by the Compensation Committee based on performance. Discretionary stock options distributed to the named executive officers were determined by the Compensation Committee and were based upon the same performance review criteria previously stated. The number of options granted were based upon the individual executive's performance during the fiscal year, anticipated future contributions based on that performance, and the officer's ability to impact corporate financial results. Additional factors considered by the Committee included increased management or supervisory responsibilities and the direct impact of the departments supervised by those executive officers on the net sales, operating income and earnings per share of the Company.

In addition, stock options and share grants may be part of hiring packages for key executives and professional personnel. For example, during fiscal 1997, the Company hired Martin Wehr as Executive Vice President. Mr. Wehr was awarded stock grants for 11,000 shares over a three-year period, and incentive stock options to purchase 50,000 shares which vest over five years. Options typically are granted at market value at the time of award, vest over three to five years and are exercisable for a five-year period. During fiscal 1997, executive officers received incentive stock options to purchase 70,400 shares at an average price of $6.80. Of the 70,400 options granted to executive officers during fiscal 1997, 43,000 shares never vested as performance goals for fiscal 1997 were not met. Discretionary stock option awards granted to the named executives during fiscal 1997, for fiscal 1996 performance, were determined based upon the Chief Executive Officer's evaluation report to the Committee of individual performances plus the Compensation Committee's own knowledge and experience with these same senior executive officers. The Committee observes that the executive officers continue to own a relatively low percentage of total outstanding stock and deems it beneficial to shareholders as a whole to increase the equity ownership of the executive officers.

The Compensation Committee regularly reviews other possible forms of incentive compensation and modifies or supplements the existing programs when appropriate. The stock awards continue the Committee's policy that officers of the Company should have a strong motivation to develop performance of the Company and enhance the Company's stock value. At present and in future years, successful development of current and diversified projects and further growth will be important considerations in discretionary bonuses, both cash and stock.

Chief Executive Officer Compensation

As Chief Executive Officer, Dr. Stull is compensated based on a review of his performance by the Compensation Committee. The key factors measured by the Committee in determining Dr. Stull's compensation package was its assessment of his ability and dedication to enhancing the long-term value of the Company by continuing to provide the leadership and vision that he has provided throughout his tenure as Chief Executive Officer. The base salary paid to the Chief Executive Officer is based upon an assessment of the nature of the position, the leadership exercised by, and the contribution, experience and Company tenure of, Dr. Stull.

During fiscal 1993, Dr. Stull's base salary was reviewed and compared with Wyatt Data Service's national survey of executive salaries in Chemical Group Services companies with less than $200 million in sales and a Company survey of local high technology companies in the Boulder-Denver area with less than $100 million in sales which are most likely to compete with the Company for the services of Dr. Stull. At that time, Dr. Stull's base salary was adjusted to the 10th to 20th percentile of the salaries represented by the Wyatt Data Service's survey. During fiscal 1994, the Committee reviewed the base salary of the Chief Executive Officer and made no adjustment. During fiscal 1995, the Committee reviewed the base salary of the Chief Executive Officer and adjusted the base salary downward by ten percent (10%). During fiscal 1996, his base salary was increased by 5%, but restoration of a competitive salary awaits improvement in the financial condition of the Company. As stated previously, decreases in salaries were made by the Committee because of financial exigencies within the Company and were not based on inadequate performance. During fiscal 1997, Dr. Stull's base salary remained the same.

Dr. Stull's compensation is substantially related to the Company's performance because his compensation package includes a discretionary cash bonus determination and discretionary incentive stock options which are granted at 100% of fair market value, based upon the Committee's review of Dr. Stull's individual performance during the prior year in the following areas: leadership, strategic planning, business development, management skills, external relations and communication skills. During fiscal 1997, Dr. Stull received incentive stock options to purchase 25,000 shares. Of the 25,000 incentive stock options, options to purchase 15,000 shares never vested because Company performance goals for fiscal 1997 were not met.

During fiscal 1997, the Compensation Committee developed a series of specific goal oriented compensation awards for Dr. Stull for fiscal 1998. On June 26, 1997 the Committee approved the plan for the Chief Executive Officer for fiscal 1998. Fiscal 1998 option grants for the Chief Executive Officer vest over five years but are accelerated if certain operating income goals are achieved. The Committee expects that for fiscal 1998 and future years, award goals will be directed toward a combination of increased sales and profitability. In addition, the base compensation of the Chief Executive Officer will be restored to competitive levels.

SUMMARY

The Compensation Committee will continue to review the Company's executive compensation programs to assure that such programs are consistent with the objective of providing a strong and direct link among shareholder value, Company performance, and executive compensation.

By the Compensation Committee
Dr. Bert M. Tolbert, Chairman
Dr. William E. Coleman, Director
Dr. Stanley J. Cristol, Director
Mr. Robert F. Saydah, Director

and by Dr. Dean P. Stull, Chief Executive Officer for the limited purposes stated above

Shareholder Return

The chart on this page compares the cumulative total return to shareholders over the past five years for a holder of the Company's Common Stock against the cumulative total return of the NASDAQ Stock Market-US Index and the S & P Chemicals (Specialty) Index. The chart depicts the value on April 30, 1997, of a $100 investment made on April 30, 1992.

The value of a stock over time is affected by many factors, including the Company's earnings. From April 1992 to April 1993, the growth in the Company's earnings was substantially due to the Supply Agreement with Bristol-Myers Squibb Company for the production of paclitaxel. The decline in the stock price in August 1993 occurred after Bristol failed to renew the Company's contract. A primary objective of the Company since August 1993 has been to diversify into specialty natural ingredients markets. The Company's revenue mix is currently made up of sales of pharmaceuticals, natural ingredients and technical services.

Comparison of Five-Year Cumulative Total Return

Among Hauser, Inc., NASDAQ Stock Market - U.S. and S&P
Chemicals (Specialty).

[Caption]


Measurement period Hauser NASDAQ - U.S. S&P Specialty

4/31/92      100      100      100
4/31/93      104      115      110
4/31/94       60      128      112
4/31/95       32      149      124
4/31/96       47      212      151
4/31/97       47      225      138



      *   $100 INVESTED ON 4/30/92 IN STOCK OR INDEX -
          INCLUDING REINVESTMENT OF DIVIDENDS.
          FISCAL YEAR ENDING APRIL 30.


Compensation Table

The following table sets forth the cash compensation paid by the Company for services to the Chief Executive Officer and to each of the four most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 during the fiscal year ended April 30, 1997 (the "Named Executive Officers"):

                                                                      Long Term Compensation
                                                                           Awards
                                  Annual Compensation         Restricted       Securities
Name and                    Fiscal                            Stock Awards(s)  Underlying All Other
Principal Positions         Year  Salary ($)<F1>  Bonus ($)   ($)              Options(#) Compensation($)

Dean P. Stull               1997  $155,500        -           -                25,000<F2> 0
Chief Executive Officer     1996   152,212        -           -                70,000<F2> 0
                            1995   156,750<F1>    -           -                74,566     4,125<F3>

Randy J. Daughenbaugh       1997  $138,500        -           -                 9,100<F2> 0
Executive Vice Pres./       1996   136,530        -           -                10,206<F2> 0
Chief Technical Officer     1995   140,600        -           -                53,228     4,440

Philip A. Katz              1997  $117,576<F4>    22,057<F5>  -                   350     38,408<F6>
President                   1996   111,000<F4>    32,356<F5>  -                -          18,596<F6>
Shuster Laboratories, Inc.  1995   -              -           -                -          -

Kenneth A. Gordon           1997  $117,576<F4>    22,057<F5>  -                   350     32,196<F6>
Senior Vice President       1996   111,000<F4>    32,356<F5>  -                -          15,589<F6>
Shuster Laboratories, Inc.  1995   -              -           -                -          -

Eugene W. Damon             1997  $117,576<F4>    22,057<F5>  -                   350     36,732<F6>
Senior Vice President       1996   111,000<F4>    32,356<F5>  -                -          17,785<F6>
Shuster Laboratories, Inc.  1995   -              -           -                -          -
_________________________

<F1>   During fiscal 1995, the base salaries of Drs. Stull and Daughenbaugh were adjusted down by ten percent (10%) due to financial exigencies.
<F2>   Of these shares, 15,000 and 6,000 never vested since the Company operating income objectives for fiscal 1997 were not met; and 60,000 and 6,000 never vested since the Company's sales objectives for fiscal 1996 were not met.
<F3>   The amounts included in All Other Compensation for Drs. Stull and Daughenbaugh represent the cash and stock contribution made by the Company on behalf of those persons to the Company's 401(k) Plan. The
Company's Board of Directors may elect to match an employee's contribution in stock or cash. During fiscal 1997 and 1996, no discretionary match was made by the Company. During fiscal 1995, the Company contributed an aggregate of 1,671 shares of the Company's Common Stock on behalf of those persons, as a result of an 80% discretionary Company match in Common Stock. The fair market value of the shares of
Common Stock contributed was $4.315 per share as of April 30, 1995. Accordingly, the value received by
Drs. Stull and Daughenbaugh was $3,316 and $3,897, respectively.
<F4>   Messrs. Katz, Gordon and Damon became employees of the Company's wholly-owned subsidiary, Shuster
Laboratories, Inc., on July 20, 1995, pursuant to existing employment agreements which were in effect when the acquisition took place. The employment agreements provide for the annual salaries set forth above and expire on July 20, 1998.
<F5>   The bonuses represent phantom stock payments made to Messrs. Katz, Gordon and Damon for their phantom stock in Shuster Laboratories, Inc. The Shuster Phantom Stock Plan was a bonus plan through which the individuals earned an equity interest in Shuster. The payments were made in July and October 1996 as part of the acquisition of Shuster. The individuals are also entitled to receive additional phantom stock payments in future years and share in an earnout which may be paid to shareholders of Shuster. See
"Certain Transactions."
<F6>   The amounts represent distributions from Shuster's Employee Stock Ownership Plan as a result of the acquisition by the Company and matching contributions from Shuster's 401(k) Plan. See "Certain
Transactions".

Stock Option Plans

1987 Non-Statutory Stock Option Plan

In 1987, the Company adopted a non-statutory stock option plan (the "Non-Statutory Plan") under which 718,720 shares of its Common Stock have been reserved for issuance. As of April 30, 1997, there were 685,244 shares of Common Stock committed under the Non-Statutory Plan.

During fiscal 1997, the Compensation Committee of the Board of Directors (consisting of Drs. Tolbert, Coleman, Cristol and Saydah) recommended the distribution of 20,023 stock options pursuant to the Non-Statutory Plan to directors and to employees who had been employed over one-half time for one full year. The options are exercisable for periods ranging from one to five years after grant, at an exercise price ranging from 80% - 100% of market price on the date of grant. The amount of the award was determined by using a percentage of that employee's annual salary as of the employee's anniversary date with the Company. During fiscal 1997, options to purchase 44,012 shares were exercised and options to purchase 7,650 shares expired.

1992 Incentive Stock Option Plan

The 1992 Plan provides for the granting of incentive stock options to Executive Officers and key employees of the Company and its subsidiaries to purchase a maximum of 700,000 shares of the Company's Common Stock. As of April 30, 1997, 269,263 shares were committed under the 1992 Plan. The 1992 Plan provides for the grant of incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price of options granted under the 1992 Plan may not be less than 100% of the fair market value of the Common Stock at the time of the grant. Options are not transferable and may not be exercised more than ten (10) years from the date of grant. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000. The 1992 Plan is administered by the Compensation Committee of the Company's Board of Directors, which has the authority to determine the persons to whom options will be granted, the number of shares to be covered by each option, the time or times at which options will be granted or exercised, and the term and provisions of the options.

The following table shows with respect to the Company's
Non-Statutory Plan and the 1992 Plan, for each of the Named
Executive Officers: (a) the number of shares subject to options granted from May 1, 1996 to April 30, 1997, (b) the percentage of total options granted to employees during the same period, (c) the exercise price per share, (d) the expiration date of the options, and (e) the potential realizable value of the options.

Option Grants in Last Fiscal Year

                                           Percentage                                Potential Realizable
                                           of Total                                  Value at Assumed
                           Number of       Options                                   Annual Rates of
                           Securities      Granted to          Market                Stock Price
                           Underlying      Employees Exercise  Price on              Appreciation for
                           Options         in Fiscal Price     Date of    Expiration Option Term <F1>
                           Granted (#)     Year      ($/sh)    Grant      Date       5% ($)   10% ($)
Dean P. Stull              10,000<F2>       6.8%     $6.875    $6.875     06/28/2001 3,438    6,875
                           15,000<F2><F3>  10.2%      6.875     6.875     06/28/2001

Randall J. Daughenbaugh     3,100<F2>       2%       $6.875    $6.875     06/28/2001 1,066    2,131
                            6,000<F2><F3>   4%        6.875     6.875     06/28/2001

<F1>   No gain to an executive officer is possible without an appreciation in stock value, which will benefit all shareholders commensurately.
<F2>   Incentive Stock Option grants.
<F3>   These performance options never vested since Company performance goals for fiscal 1997 were not met.

The following table shows with respect to the Company's Named Executive Officers, (a) the number of shares exercised during the fiscal year, (b) the dollar value realized upon exercise
(c) the total number of unexercised stock options and (d) the aggregate dollar value of in-the-money, unexercised options held at the end of the fiscal year.

Aggregated Option Exercised in Last Fiscal Year and Fiscal Year End Value Table

                         Shares
                         Acquired on  Value      Number of Securities Underlying    Value of Unexercised In-the-
                         Exercise     Realized   Unexercised Options at FY End (#)  Money Options at FY End ($)<F1>
                         (#)          ($)<F1>    Exercisable<F2> Unexercisable<F2>  Exercisable Unexercisable
Dean P. Stull            10,000       35,025     88,931          23,000             47,892      10,250
Randall J. Daughenbaugh  10,000       35,025     53,934          12,600             31,926       4,350

__________________________

<F1>   Represents the difference between the price paid and the fair market value of the shares underlying options on the exercise date with respect to options exercised during the fiscal year or the fair market value of the shares underlying options on April 30, 1997, ($6.50 per share) with respect to unexercised options.
<F2>   Of these shares, 15,000 shares never vested since Company performance goals for fiscal 1997 were not met.

Employee Benefit Plan

Effective July 1992, the Company established a 401(k) plan (the "401(k) Plan") for all employees who have completed one year of service. Participants may contribute up to 20% of their annual compensation subject to dollar limitations of
Section 402(g) of the Internal Revenue Code. The 401(k) Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Certain Transactions

There were no transactions with officers, directors and their affiliates and the Company other than the payment of phantom payments to Messrs. Katz, Damon and Gorden in connection with the acquisition of Shuster in July 1995. The phantom payments made in fiscal 1997 are included in the Compensation Table. Messrs. Katz, Gordon and Damon are entitled to share in the performance based earnout in future years.


OTHER MATTERS

Management of the Company knows of no other matter which may come before the meeting. However, if any additional matters are properly presented at the meeting, it is intended that the persons named in the enclosed Proxy, or their substitutes, will vote such Proxy in accordance with their judgment on such matters.

Shareholder proposals intended for presentation at the Company's 1998 Annual Meeting of Shareholders, other than nominations for Board of Directors, must be received by the Company at its principal offices in Boulder, Colorado, not later than July 31, 1997.

ANNUAL REPORT TO SHAREHOLDERS

The Annual Report of the Company for the fiscal year ended
April 30, 1996, including audited Financial Statements for the year then ended, is not incorporated into these proxy materials.

IN ORDER THAT YOUR SHARES MAY BE REPRESENTED IF YOU DO NOT
PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR
PROXY PROMPTLY. IN THE EVENT YOU ARE ABLE TO ATTEND, WE WILL,
IF YOU REQUEST, CANCEL THE PROXY.

SIGNATURE

By Order of the Board of Directors



/s/Dean P. Stull, Chairman

Boulder, Colorado
September 30, 1997